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                                                                      EXHIBIT 99


       WENDY'S INTERNATIONAL, INC. ANNOUNCES KEY FINANCIAL GOALS FOR 2003

     NEW YORK (February 3, 2003) - Wendy's International, Inc. (NYSE: WEN) announced today its key financial goals for 2003.

2003 OUTLOOK AND GOALS

     The Company's key financial goals for 2003 include:

* Earnings per share in a range of $2.02 to $2.08, up 7% to 10% from $1.89 in 2002. The Company's long-term goal for annual earnings per share growth continues to be in a range of 12% to 15%. Wendy's EPS grew 14.5% in 2002.

*    Revenue growth in the 11% to 14% range.

* Same-store sales growth at Wendy's(R) U.S. company restaurants in the 1.5% to 2.5% range, which is slightly lower than the chain's 10-year average of about 3.7%. Management is cautious about 2003 due to economic uncertainty and competitive discounting. Wendy's U.S. company restaurants same-store sales increased 4.7% in 2002.

* Same-store sales growth in the 3.5% to 4.5% range at Tim Hortons(R) restaurants in Canada and in the 6.0% to 7.0% range at Tim Hortons U.S.

* Same-store sales growth (system) in the 2.0% to 3.0% range at Baja Fresh(R) Mexican Grill.

* Total new restaurant development in a range of 560 to 605, which would be approximately 5% to 6% growth on a net basis. The new unit openings will be concentrated in North America - Wendy's U.S., Tim Hortons Canada and Baja Fresh.

* The Company will strive to maintain Wendy's domestic operating margins in the 15.5% to 16% range, which would be similar to the 15.8% performance in 2002.

* The Company will focus on controlling general and administrative costs, as a percent of revenue, in the 8.5% to 9.0% range, which would be similar to 8.8% achieved in 2002. The Company continues to focus on strategic initiatives, tight control of headcount and spending on projects that can generate a high return on investment.

* A 75-basis point reduction in the effective corporate tax rate from 36.75% to 36.0%. The lowering of the effective tax rate is primarily the result of Tim Hortons' joint venture with IAWS Group/Cuisine de France producing income, which is included in the Company's results net of taxes.

     The Company's 2003 earnings outlook anticipates the following:

     * More modest sales growth compared to 2002, especially at Wendy's U.S., due to poor weather conditions beginning in January, competitive discounting, weak consumer confidence and economic conditions.

     *   Manageable food costs and crew labor cost increases.

     *   Escalating costs for utilities and insurance.


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     *   As previously announced, dilution of $0.03 to $0.04 per share from Baja
         Fresh due to interest payments on $225 million in debt incurred when Wendy's International, Inc. acquired the chain. Baja Fresh's business is profitable, and management expects it to contribute positive EPS to the Company beginning in 2004.

     * Minimal impact from the Canadian dollar, which is important since Tim Hortons generates more than one-third of the Company's income.

     * A similar level of net asset gains in 2003 compared to 2002, which were $0.01 per share.

     * A significant income contribution from the par baking joint venture between Tim Hortons and IAWS Group/Cuisine de France, as well as from the growing Tim Hortons U.S. business.

     * Average diluted shares outstanding in the range of 116 million to 117 million.

     The Company expects 2003 capital expenditures in the range of $325 million to $365 million for new restaurant development, remodeling, maintenance and technology initiatives. The Company also plans to invest $50 million to $60 million on new business opportunities and to expand its Tim Hortons joint venture facility in Canada.

     "We are optimistic about delivering another good year in 2003," said Chairman and Chief Executive Officer Jack Schuessler.

     "Our Wendy's business is positioned for another year of growth following a very strong year in 2002, when same-store sales increased 4.7% at company restaurants. We have excellent programs in place to grow sales, and we are confident in our new restaurant development. At the same time, Tim Hortons has good sales momentum and Baja Fresh is growing rapidly.

     "We believe our goals for sales and earnings are achievable and prudent, especially considering the uncertain economy," Schuessler said.

JANUARY 2003 SALES PERFORMANCE

     The Company's preliminary same-store sales for January (the period ended on February 2) were as follows, compared to the same period a year ago:

                                          JANUARY 2003          JANUARY 2002
                                         ------------           ------------
*      Wendy's U.S. Company:              (3.5%)                    6.7%
*      Wendy's U.S. Franchise:            (1.5% to 2.0%)            8.7%
*      Tim Hortons Canada:                4.5% to 5.0%              8.1%
*      Tim Hortons U.S.:                  2.5% to 3.0%              9.5%

     "The weather during January was significantly worse than a year ago," said Schuessler. "In addition, discounting in the quick-service restaurant industry continued during the month.

     "We focused our national advertising at Wendy's on the variety of quality food available on our everyday 99 cents Super Value Menu(TM). In February, we have several exciting new products in market tests across the country.

     "Tim Hortons was effective with its national advertising highlighting coffee and fruit muffins during January. In February, Tim Hortons will feature the new Big Baguette sandwiches," Schuessler said.



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WENDY'S INTERNATIONAL, INC. OVERVIEW

     Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies, with $9.4 billion in 2002 systemwide sales, more than 8,800 total restaurants, and quality brands - Wendy's Old Fashioned Hamburgers(R), Tim Hortons and Baja Fresh. The Company invested in two quality brands during 2002 - Cafe Express(TM) and Pasta Pomodoro(R). More information about the Company is available at www.wendys-invest.com.

     Wendy's Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with more than 6,250 restaurants in the United States, Canada and international markets. More information about Wendy's is available at www.wendys.com.
                                                        ---------------

     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,188 Tim Hortons restaurants in Canada and 160 in the U.S. More information about Tim Hortons is available at www.timhortons.com.
                        -------------------

     Baja Fresh was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 210 restaurants in the United States. More information about Baja Fresh is available at
www.bajafresh.com.
-----------------


Cafe Express is a trademark of Cafe Express Group LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)
                             ----------------------
Marsha Gordon (614-764-3019 or marsha_gordon@wendys.com)
                               ------------------------



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WENDY'S INTERNATIONAL, INC.
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy's International, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

COMPETITION. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

ECONOMIC, MARKET AND OTHER CONDITIONS. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

IMPORTANCE OF LOCATIONS. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

GOVERNMENT REGULATION. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

GROWTH PLANS. The Company plans to increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.


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The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

INTERNATIONAL OPERATIONS. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

DISPOSITION OF RESTAURANTS. The disposition of company operated restaurants to new or existing franchisees is part of the Company's strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

TRANSACTIONS TO IMPROVE RETURN ON INVESTMENT. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

JOINT VENTURE TO MANUFACTURE AND DISTRIBUTE PAR-BAKED PRODUCTS FOR TIM HORTONS RESTAURANTS. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the ability of the joint venture to acquire real estate and construct and equip a manufacturing plant on acceptable terms, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.


Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.



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